Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or

Thomas Cooke, CEO (713) 458-1560; or

Andrew Clifford, President (713) 458-1560; or

Michael O. Aldridge, CFO (713) 458-1560

Website:

www.saratogaresources.com

SARATOGA RESOURCES, INC. REPORTS FOURTH QUARTER AND

2011 FINANCIAL RESULTS, INCREASED RESERVES AND NEW

PRODUCTION MILESTONE

Houston, TX – March 26, 2012 – Saratoga Resources, Inc. (NYSE Amex: SARA; the “Company” or “Saratoga”) today announced financial and operating results for the quarter and year-ended December 31, 2011. Saratoga also announced that its current production has eclipsed prior highs, reaching in excess of 4,200 barrels of oil equivalent per day (“BOEPD”) net to the Company.

Key Financial Results

Year-Ended 2011

•

Net income of $20.8 million, or $0.93 per fully diluted share, for 2011 compared to a net loss of $(19.4) million, or $(1.14) per fully diluted share, for 2010;

•

Discretionary cash flow of $30.5 million, or $1.36 per fully diluted share, for 2011 compared to discretionary cash flow of $6.2 million, or $0.36 per fully diluted share, for 2010;

•

EBITDAX of $47.9 million for 2011 compared to $28.2  million for 2010;

•

Oil and gas revenues of $76.2 million for 2011 compared to $52.7 million for 2010;

•

Reserve replacement ratio of 200%; and

•

Working capital adjusted debt to trailing twelve month EBITDAX of 2.4 times.

Fourth Quarter

•

Net income of $11.5 million, or $0.43 per fully diluted share, for the fourth quarter of 2011 compared to a net loss of $(1.7) million, or $(0.10) per fully diluted share, in the fourth quarter of 2010;

•

Discretionary cash flow of $7.9 million, or $0.29 per fully diluted share, for the fourth quarter of 2011 compared to discretionary cash flow of $4.5 million, or $0.26 per fully diluted share, in the fourth quarter of 2010;

•

EBITDAX of $13.4 million for the fourth quarter of 2011 compared to $8.6 million in the fourth quarter of 2010; and

•

Oil and gas revenues of $22.7 million for fourth quarter 2011 compared to $14.4 million in the fourth quarter 2010.

Discretionary cash flow and EBITDAX are non-GAAP financial measures and are defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” below.

The change in revenues for the 2011 quarter and year reflects increased prices realized from oil sales and an increase in production volumes (up 9.5% year over year) partially offset by lower natural gas prices. Revenue benefitted from a favorable pricing trend during the year and the realization of premiums to WTI pricing attributable to LLS and HLS pricing for our oil production.  The increase in production reflects accelerated investments in our development and infrastructure upgrade program during the second half of the year. The improvement in net income, discretionary cash flow and EBITDAX was driven by revenue gains and was partially offset by the incurrence of $3.9 million of dry hole costs in 2011.  2011 full year net income also benefitted from a one-time gain of $7.7 million on the retirement of our prior credit facilities and a $4.8 million reduction in net interest expense.

Operational Highlights

Operational highlights for 2011 included:

•

2 development wells, 9 recompletions and 25 workovers completed;

•

10 new pool discoveries;

•

$5.6 million invested in continuing infrastructure upgrade program to de-bottleneck and support increased production;

•

107 gross (104 net) wells in production at December 31, 2011; and,

•

32,185 gross (32,185 net) acres in 12 fields under lease at December 31, 2011.

During 2011, Saratoga drilled two successful development wells, Catina and Roux, plus one exploratory well, the Rio Grande well, which was a dry hole.  Saratoga also undertook nine recompletions and twenty-five workovers during the year. Seven of the nine recompletions were successful, with two recompletions not reaching their objectives due to mechanical issues, although the reserves will stay on the books and be accessed through future development drilling.

Saratoga invested $5.6 million in infrastructure improvements and additions to support existing production and anticipated increases in production in 2011.

Production Highlights

•

Oil and gas production of 165.1 thousand barrels of oil (“MBO”) and 711.5 million cubic feet of gas (“MMCFG”), or 283.7 thousand barrels of oil equivalent (“MBOE”) (58% oil) in Q4 2011, and 605.9 MBO and 2,038.0 MMCFG, or 945.6 MBOE (64% oil) for 2011, up 9.5% from 864.5 MBOE in 2010; and

•

Post year-end continuing production gains to new daily production high on March 24, 2012 in excess of 4,200 net BOEPD.

Production rates continued to trend upward during 2011 and through the first quarter of 2012 with the completion of wells and performance of deferred maintenance to bring shut-in production back on line.  The increase in production level reflects successful improvements to the Company’s infrastructure with added compression and improved water handling capacity and re-routing of production to Breton Sound 32 field. The production increase is also due to successful new pool discoveries during 2011 and to our ongoing recompletion and workover program.

Reserve Highlights

•

Year-end 2011 SEC proved reserves consisted of 7.795 million barrels of oil (“MMBO”) and 65.962 billion cubic feet of gas (“BCFG”), or 18.969 million barrels of oil equivalent (“MMBOE”), up 5.2% from 18.025 MMBOE of proved reserves at year-end 2010;

•

Reserve replacement ratio of 200%;

•

Year-end 2011 PV10 of $464 million, up 46% from $316 million at year-end 2010;

•

Proved developed reserves comprised 22% of year-end 2011 proved reserves;

•

Year-end 2011 probable reserved totaled 4.055 MMBO and 53.248 BCFG, or 12.930 MMBOE;

•

Year-end 2011 possible reserves totaled 13.656 MMBO and 120.133 BCFG, or 33.678 MMBEO;

•

Year-end 2011 3P reserves totaled 65.577 MMBOE.

Reserve growth reflects acceleration of our drilling, development and infrastructure improvement program, including identification of new pools, improved pricing and positive revisions to our reserves year-over-year. For year-end 2011, SEC reserve calculations were based on the average first day of the month price for the prior twelve months. The prices utilized for the year-end 2011 reserve report were $96.19 per barrel of crude oil and $4.113 per MMBtu of natural gas.

Development Plans

•

Low risk recompletions, thru-tubing plugbacks and workovers from inventory of 55 proved developed non-producing (“PDNP”) opportunities in 8 fields;

•

Development of proved undeveloped (“PUD”) reserves from inventory of 86 PUD opportunities in 24 wellbores in 5 fields;

•

Strategic partnerships and joint ventures for risk-sharing on exploratory drilling of deep and ultra-deep prospects at Grand Bay and Vermilion 16.

Our near term development plans are focused on proved undeveloped opportunities and conversion of PDNP opportunities.  At December 31, 2011, permitting had been completed on 5 proved undeveloped wells and permitting was underway on 5 additional proved undeveloped wells, including 3 wells in our Vermilion 16 field.  We presently anticipate drilling 6 proved undeveloped wells during 2012 and 5 to 6 development wells annually thereafter.

In the fourth quarter of 2011, we commenced negotiations with McMoRan Exploration regarding the possible formation of a joint venture to explore ultra-deep prospects in our Vermilion 16 field.  Those negotiations are ongoing.

Financial Position and CAPEX Highlights

•

$15.9 million of cash on hand at December 31, 2011, up from $4.4 million at December 31, 2010;

•

$41.9 million of shareholders’ equity at December 31, 2011, up from a deficit of $4.1 million at December 31, 2010;

•

$35 million of equity raised during 2011 from sale of common stock and warrants;

•

$127.5 million of new debt raised during 2011 from sale of senior secured notes; funds used to retire prior credit facilities and letter of credit obligations; extended maturity of debt to July 2016;

•

$25.9 million of CAPEX for 2011;

•

$47.6 million CAPEX budgeted for 2012; and

•

2012 CAPEX budget fully funded by cash on hand and projected operating cash flow.

Management Comments

Thomas Cooke, Chairman and CEO, commented, “2011 was an exciting year for Saratoga on many fronts.  We achieved significant milestones and gained momentum across our business and enter 2012 in demonstrably the best position in our company’s history and well positioned to realize what we believe is the great untapped potential of our resource portfolio. We have experienced four continuous years of growth in production and reserves and expect to continue this trend going forward.

During 2011, our efforts resulted in 200% reserve replacement. Increased production, together with a strong pricing environment, realizing premium pricing for heavy Louisiana sweet and light Louisiana sweet crude, drove a 44% increase in revenues to a record $76 million and a 70% increase in EBITDAX to a record $48 million. While our average daily production has steadily increased, it is just now reaching new highs in excess of 4,200 net BOEPD. Maintaining our production levels, much less growing production, has been especially difficult in the current natural gas price environment where our inclination is to curtail gas production. We currently have approximately 5.4 million cubic feet of gas per day (“MMCFGPD”), net, curtailed production from eight wells and/or pending recompletion work that is being postponed due to natural gas prices.  Additionally we have been challenged by slower than expected third party fabrication of production facilities, installation of new compression systems and the reconfiguration of our water handling but most of those delays are now behind us.  Despite those challenges, we have grown our production to new highs, increased our reserves and achieved record earnings per share of 93 cents in 2011.

Our prospects are enhanced by what we believe is an intriguing asset portfolio that offers both a deep inventory of low risk development opportunities and tremendous upside potential from multiple exploration targets underlying our held by production (“HBP”) lease holdings.

Financially, 2011 saw Saratoga achieve several key milestones.  Most notably, we successfully completed two private placements bringing in more than $35 million of new equity and completed an offering of $127.5 million of senior notes allowing us to retire all of our prior debt and letter of credit obligations.  As a result, we reduced our total debt by $18 million, extended the maturity of our senior debt from 2012 to 2016 and substantially strengthened our cash position and shareholders’ equity.  Currently, we are projecting cash on hand of approximately $20 million at March 31, 2012.

With increasing liquidity from our improving operating cash flows and equity infusions, we substantially increased our development budget to $25.9 million during 2011, up from $9.9 in 2010, and project sufficient cash flow to execute our current 2012 capex program of approximately $47 million.  We continue to evaluate the addition of a revolving credit facility to supplement our liquidity, and expect to add such a facility during 2012.

We have now achieved our long standing goal of listing on a national securities exchange with the commencement of trading in our stock on the NYSE Amex while also markedly increasing our profile in the investment community.

2011 was a year in which we began to see the results of the last four years of hard work from our team under very challenging circumstances. We are gratified and more excited than ever entering 2012.”

Guidance

Management estimates 2012 production will be 40% to 50% higher than 2011 production.

Conference Call Information

The company will host a conference call to discuss these results on March 26, 2012 at 10:30 AM EDT (9:30 AM CDT, 7:30 AM PDT) and interested parties in the U.S. can participate in the call by dialing (866) 501-1535. Interested international parties can participate in the call by dialing (216) 672-5582. The participant passcode for both the U.S. and international call is 63409603. Alternatively, the audio content of the call can be accessed on the Company’s web site at www.saratogaresources.com. The call will be archived on the Company web site for parties who are unable to listen to the live call.

About Saratoga Resources

Saratoga is an independent exploration and production Company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 32,185 gross/net acres, mostly held-by-production, currently located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana.  For more information, go to our website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding future ability to fund the company’s development program and grow reserves, production, revenues and profitability, ability to reach and sustain target production levels, ability to secure commitments to participate in exploration of deep shelf prospects, ability to put in place a revolving credit facility and the ultimate outcome of such efforts. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

#####

SARATOGA RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	For the Three Months Ended
	December 31,
	2011	2010
Revenues:
Oil and gas revenues	$22,700,127	$14,407,610
Other revenues	406,446	558,406

Total revenues	23,106,573	14,966,016

Operating (Income) Expense:
Lease operating expense	4,833,702	3,617,752
Workover expense	1,443,615	123,121
Exploration expense	23,018	473,608
Loss on plugging and abandonment	-	-
Dry hole costs	124,882	-
Depreciation, depletion and amortization	3,213,959	4,201,758
Impairment expense	641,791	-
Accretion expense	424,422	392,634
Gain on revision of asset retirement obligations	(303,633)	-
Gain on purchase price adjustment	(1,426,778)	-
General and administrative	2,188,176	1,887,483
Severance taxes	1,994,025	1,205,934

Total operating expenses	13,157,179	11,902,290

Operating income	9,949,394	3,063,726

Other income (expense):
Commodity derivative expense, net	-	-
Interest income	11,857	78,317
Interest expense	(4,327,773)	(4,738,171)
Financing expense	(837,364)	-
Gain on extinguishment of debt	-	-

Total other expense	(5,153,280)	(4,659,854)

Net income (loss) before reorganization expenses and income taxes	4,796,114	(1,596,128)

Reorganization expenses	61,678	148,954

Net income (loss) before income taxes	4,734,436	(1,745,082)

Income tax provision (benefit)	(6,747,749)	(24,528)

Net income (loss)	$11,482,185	$(1,720,554)

Net income (loss) per share:
Basic	$0.43	$(0.10)
Diluted	$0.43	$(0.10)

Weighted average number of common shares outstanding:
Basic	26,446,516	17,174,957
Diluted	26,946,456	17,174,957

SARATOGA RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2011	2010
Revenues:
Oil and gas revenues	$76,159,268	$52,734,207
Other revenues	4,774,882	2,284,008

Total revenues	80,934,150	55,018,215

Operating (Income) Expense:
Lease operating expense	17,123,890	13,774,406
Workover expense	2,666,600	2,154,482
Exploration expense	596,065	1,921,943
Loss on plugging and abandonment	393,599	-
Dry hole costs	3,912,823	-
Depreciation, depletion and amortization	15,591,048	16,001,826
Impairment expense	641,791	-
Accretion expense	1,672,900	1,668,268
Gain on revision of asset retirement obligations	(303,633)	-
Gain on purchase price adjustment	(1,426,778)	-
Loss on settlement of accounts payable	-	990,786
General and administrative	8,704,536	8,476,124
Severance taxes	6,090,666	5,214,677

Total operating expenses	55,663,507	50,202,512

Operating income	25,270,643	4,815,703

Other income (expense):
Commodity derivative expense, net	-	696,550
Interest income	248,935	115,350
Interest expense	(17,947,784)	(22,584,934)
Financing expense	(837,364)	-
Gain on extinguishment of debt	7,708,486	-

Total other expense	(10,827,727)	(21,773,034)

Net income (loss) before reorganization expenses and income taxes	14,442,916	(16,957,331)

Reorganization expenses	436,092	2,198,359

Net income (loss) before income taxes	14,006,824	(19,155,690)

Income tax provision (benefit)	(6,839,117)	285,838

Net income (loss)	$20,845,941	$(19,441,528)

Net income (loss) per share:
Basic	$0.95	$(1.14)
Diluted	$0.93	$(1.14)

Weighted average number of common shares outstanding:
Basic	21,975,480	16,996,166
Diluted	22,367,696	16,996,166

SARATOGA RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$15,874,680	$4,409,984
Accounts receivable	10,539,757	9,039,836
Prepaid expenses and other	1,189,406	888,717
Deferred tax asset, net	1,400,000	-
Other current assets	150,000	300,000
Total current assets	29,153,843	14,638,537

Property and equipment:
Oil and gas properties - proved (successful efforts method)	196,101,827	170,870,775
Other	658,113	561,572
	196,759,940	171,432,347
Less: Accumulated depreciation, depletion and amortization	(53,830,820)	(37,597,980)
Total property and equipment, net	142,929,120	133,834,367

Deferred tax asset, net	5,147,962	-
Other assets, net	20,531,218	2,870,379
Total assets	$197,762,143	$151,343,283

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,598,534	$4,655,874
Revenue and severance tax payable	5,709,773	5,071,508
Accrued liabilities	8,451,655	1,649,994
Short-term notes payable	344,256	285,298
Asset retirement obligation – current	1,548,945	332,863
Total current liabilities	20,653,163	11,995,537

Long-term liabilities
Asset retirement obligation	9,852,920	11,653,212
Long-term debt, net of discount of $2,115,195 and $4,140,662, respectively	125,384,805	131,200,209
Long-term debt – related parties	-	605,428
Total long-term liabilities	135,237,725	143,458,849

Commitment and contingencies (see notes)

Stockholders' equity (deficit):
Common stock, $0.001 par value; 100,000,000 shares authorized 26,714,815 and 17,298,598 shares issued and outstanding at December 31, 2011 and 2010, respectively	26,714	17,298
Additional paid-in capital	52,674,252	27,547,251
Retained earnings	(10,829,711)	(31,675,652)

Total stockholders' equity (deficit)	41,871,255	(4,111,103)

Total liabilities and stockholders' equity (deficit)	$197,762,143	$151,343,283

SARATOGA RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Year Ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$20,845,941	$(19,441,528)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	15,591,048	16,001,826
Impairment expense	641,791	-
Accretion expense	1,672,900	1,668,268
Amortization of debt issuance costs	526,891	526,397
Amortization of debt discount	1,702,018	1,965,993
Commodity derivative (income) expense	-	(473,962)
Dry hole costs	3,912,823	-
Stock-based compensation	943,119	2,570,144
Loss on settlement of accounts payable	-	990,785
Loss on plugging and abandonment	393,599	-
Gain on purchase price adjustment	(1,426,778)	-
Gain on revision of asset retirement obligations	(303,633)	-
Gain on extinguishment of debt	(7,708,486)	-
Deferred tax benefit	(6,547,962)	-
Changes in operating assets and liabilities:
Accounts receivable	(1,499,920)	(1,660,182)
Prepaids and other	(150,688)	295,751
Deferred tax assets	(6,547,962)	-
Accounts payable	(930,081)	(11,556,869)
Revenue and severance tax payable	641,443	(841,880)
Payments to settle asset retirement obligations	(1,148,655)	(153,655)
Accrued liabilities	6,689,890	8,742,503
Net cash provided (used) by operating activities	33,845,260	(1,366,409)

Cash flows from investing activities:
Additions to oil and gas property	(29,347,415)	(9,417,471)
Additions to other property and equipment	(96,541)	(24,293)
Other assets	(1,028,048)	(767,381)
Net cash used by investing activities	(30,472,004)	(10,209,145)

Cash flows from financing activities:
Issuance of warrants	-	100
Proceeds from issuance of common stock	14,813,298	-
Proceeds from short-term notes payable	1,649,068	1,260,276
Repayment of short-term notes payable	(1,590,110)	(1,389,234)
Repayment of debt borrowings	(268,224)	(5,500,000)
Repayment of debt borrowings - related party	(736,633)	-
Debt issuance costs of long term debt	(5,775,959)	-
Settlement of commodity hedges recorded in purchase accounting	-	38,913
Net cash provided (used) by financing activities	8,091,440	(5,589,945)

Net increase (decrease) in cash and cash equivalents	11,464,696	(17,165,499)
Cash and cash equivalents - beginning of period	4,409,984	21,575,483
Cash and cash equivalents - end of period	$15,874,680	$4,409,984

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$130,000	$902,491
Cash paid for interest	8,210,196	10,537,405
Non-cash investing and financing activities:
Accounts payable for oil and gas additions	$870,186	$181,933
Accrued liabilities for oil and gas additions	124,712	280,556
Revisions to asset retirement obligations	1,542,172	281,389
Asset retirement obligations acquired	67,728	-
Accrued interest converted to long-term debt	-	30,811,843
Repayment of debt borrowing made directly to existing lender by new lender and
from proceeds from issuance of common stock	(145,231,776)	-
Proceeds from issuance of long-term debt paid directly to existing lender	125,231,775	-
Proceeds from issuance of common stock paid directly to existing lender	20,000,000	-
Debt issuance costs from issuance of warrants	-	4,099,016

Non-GAAP Financial Measures

Discretionary Cash Flow is a non-GAAP financial measure.

Discretionary Cash Flow is a supplemental financial measure used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities. Discretionary cash flow should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). Discretionary cash flow excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s Discretionary Cash Flow may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measure to Discretionary Cash Flow.

Reconciliation of Net Income (Loss) to Discretionary Cash Flow

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income (loss) as reported	$11,482,185	$(1,720,554)	$20,845,941	$(19,441,528)

Exploration expense	23,018	473,608	596,065	1,921,943
Loss on plugging and abandonment	-	-	393,599	-
Dry hole costs	124,882	-	3,912,823	-
Depreciation, depletion and amortization	3,213,959	4,201,758	15,591,048	16,001,826
Impairment expense	641,791	-	641,791	-
Accretion expense	424,422	392,634	1,672,900	1,668,268
Gain on revision of asset retirement obligations	(303,633)	-	(303,633)	-
Stock-based compensation	149,824	447,227	943,119	2,570,144
Loss on settlement of accounts payable	-	-	-	990,786
Debt issuance and discount	293,568	762,382	2,211,954	2,918,246
Income tax provision (benefit)	(6,747,749)	(24,528)	(6,839,117)	-
Gain on extinguishment of debt	-	-	(7,708,486)	-
Unrealized derivative (income) expenses	-	-	-	(435,049)
Hurricane costs	-	-	-	-
Other development expenditures	-	-	-	-
Other income – prior acquisition adj.	(1,426,779)	-	(1,426,779)	-

Discretionary Cash Flow	$7,875,488	$4,532,527	$30,531,225	$6,194,636

EBITDAX is a non-GAAP financial measure.

EBITDAX is a supplemental financial measure used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses this measure because EBITDAX allows the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. EBITDAX should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”). EBITDAX excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s EBITDAX may not be comparable to similarly titled measures used by other companies.

The table below reconciles the most directly comparable GAAP financial measure to EBITDAX.

Reconciliation of Net Income (Loss) to EBITDAX

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income (loss) as reported	$11,482,185	$(1,720,554)	$20,845,941	$(19,441,528)

Exploration expense	23,018	473,608	596,065	1,921,943
Loss on plugging and abandonment	-	-	393,599	-
Dry hole costs	124,882	-	3,912,823	-
Depreciation, depletion and amortization	3,213,959	4,201,758	15,591,048	16,001,826
Impairment expense	641,791	-	641,791	-
Accretion expense	424,422	392,634	1,672,900	1,668,268
Gain on revision of asset retirement obligations	(303,633)	-	(303,633)	-
Stock-based compensation	149,824	447,227	943,119	2,570,144
Interest expense, net	4,315,916	4,659,854	17,698,849	22,469,584
Reorganization expenses	61,678	148,954	436,092	2,198,359
Loss on settlement of accounts payable	-	-	-	990,786
Income tax provision (benefit)	(6,747,749)	(24,528)	(6,839,117)	285,838
Unrealized hedging (gain) loss	-	-	-	(435,049)
Gain on extinguishment of debt	-	-	(7,708,486)	-
Hurricane costs	-	-	-	-
Other development expenditures	-	-	-	-

EBITDAX	$13,386,293	$8,578,953	$47,880,991	$28,230,171

PV10

PV10 is the estimated present value of the future net revenues from proved oil and natural gas reserves before income taxes, discounted using a 10% discount rate. PV 10 is considered a non-GAAP financial measure under SEC regulations because it does not include the effects of future income taxes, as is required in computing the standardized measure of discounted future net cash flows. Saratoga believes that PV10 is an important measure that can be used to evaluate the relative significance of its oil and natural gas properties and that PV10 is widely used by security analysts and investors when evaluating oil and natural gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes to be paid, the use of a pre-tax measure provides greater comparability of assets when evaluating companies. Saratoga believes that most other companies in the oil and natural gas industry calculate PV10 on the same basis. PV10 is computed on the same basis as the standardized measure of discounted future net cash flows, but without deducting income taxes.